Issuer Free Writing Prospectus, dated November 7, 2013

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated November 7, 2013

Registration Statement No. 333-178130

At 8:30 a.m. Eastern time, on November 7, 2013, Toll Brothers, Inc. used the following slides in a conference call and live webcast to review the announcement of the proposed acquisition of Shapell Industries, Inc. The presentation slides will be available to the public on the Investor Relations portion of the Toll Brothers’ website, www.tollbrothers.com.

Explanatory Note: This free writing prospectus is being filed to include the following legend.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you any of those documents upon request by contacting Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, Deutsche Bank Securities Inc. toll free at (800) 503-4611, SunTrust Robinson Humphrey, Inc. at (404) 926-5744, or RBS Securities Inc. at (866) 884-2071.

Toll Brothers
America's Luxury Home Builder®

SHAPELL HOMES

San Francisco
Oakland
San Jose
80
680
580
880
280

Los Angeles
Riverside
Anaheim
Long Beach
Santa Ana
Huntington Beach
San Diego
15
10
5
8

Toll Brothers, Inc. Announces the Acquisition of Shapell Industries, Inc. NorCal SoCal Shapell Homes Toll Brothers Toll Brothers, Inc. 1 November 7, 2013 NYSE: TOL

Toll Brothers, Inc. 2 NYSE: TOL
Disclaimer
Statement of Forward-Looking Information
Certain information included in this presentation is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends;
consummation of the proposed transaction with Shapell Industries, Inc., and the anticipated benefits to be realized therefrom, as the transaction is subject to certain closing conditions; consummation of financing transactions; and post-closing asset sales.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates;
changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital;
uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; consummation of the proposed transaction with Shapell
Industries, Inc., and the anticipated benefits to be realized therefrom, as the transaction is subject to certain closing conditions; consummation of financing transactions; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this presentation are not guarantees of future performance and may turn out to be inaccurate.
Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
The results for the three months and fiscal year ended October 31, 2013 included in this presentation are preliminary and represent the most current information available to management. Our actual results may differ from these preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this presentation and the time that financial results for the three months and fiscal year ended October 31, 2013 are finalized.

Toll Brothers, Inc. 3 NYSE: TOL Today’s Agenda I. Toll Brothers’ Recent Performance II. Shapell Overview III. Toll Brothers’ California Operations IV. Transaction Overview and Rationale

I. Toll Brothers’ Recent Performance

Toll Brothers, Inc. 5 NYSE: TOL
Toll Brothers – Preliminary
Q4 and FY2013 Results
Note: Final results to be announced in December 2013.
3 Months Ended October 31, Fiscal Year Ended October 31,
($ in millions), except Avg Prices 2013 2012 % Change 2013 2012 % Change
Contracts
Units 1,163 1,098 5.9% 5,294 4,159 27.3%
Total $839 $684 22.6% $3,634 $2,558 42.1%
Avg Price ($ in 000's) $721 $623 15.8% $686 $615 11.6%
Backlog
Units 3,679 2,569 43.2% 3,679 2,569 43.2%
Total $2,630 $1,670 57.5% $2,630 $1,670 57.5%
Avg Price ($ in 000's) $715 $650 10.0% $715 $650 10.0%
Deliveries
Units 1,485 1,088 36.5% 4,184 3,286 27.3%
Total $1,045 $633 65.1% $2,674 $1,883 42.0%
Avg Price ($ in 000's) $703 $582 20.9% $639 $573 11.6%

II. Shapell Overview

Toll Brothers, Inc. 7 NYSE: TOL
Shapell: 55+ Year History of Land
Development & Homebuilding
Nathan Shapell was born in Poland and during World War II was a prisoner of the infamous Buchenwald and Auschwitz
Concentration Camps where most of his family members, including his mother, were executed.
After the war he devoted himself to helping thousands of Holocaust survivors by building housing complexes in Germany for war survivors and representing them before American military panels responsible for ruling on requests to immigrate to America.
In 1952, Nathan Shapell immigrated to the United States with his wife and daughter. In 1955 Shapell Industries was founded by
Mr. Shapell, his brother David and brother-in-law Max Webb as a home construction company that built custom-quality single-
family home communities in Southern California.
Since that time the Company has remained family-owned and has expanded its expertise to include virtually every aspect of the real estate development process from land acquisition to design, land development and construction.
To date, Shapell Homes has delivered over 70,000 homes, built over 7,000 apartments, and owns and manages more than 2.7 million square feet of commercial space.  Toll will acquire the single-family residential real property development business of
Shapell. Toll will not acquire Shapell’s commercial and multi-family units, which will be retained by the seller as a separate business.
Source: Shapell Industries, Inc..
1969 / 1971
Shapell listed on
the Pacific Stock
Exchange and
NYSE
1950 1960 1970 1980 1990 2000 2010
1955
Shapell
Founded
Late 1970s
Ground breaks on
Porter Ranch
master-planned
community
2008
Shapell’s Alamo Creek
wins MAME’s “Master-
Planned Community of
the Year” Award
Over 5,200 lot / land
portfolio in desirable coastal
Northern and Southern
California locations
1984
Shapell returns to
privately-held
status

Toll Brothers
America's Luxury Home Builder®

San Francisco
San Jose
Los Angeles
Long Beach
San Diego
5
80
15
10

Toll Brothers, Inc. 8 NYSE: TOL
Shapell: Leading Coastal California
Homebuilder and Developer
Opportunity Overview
San Diego
Orinda
Alamo Creek
Gale Ranch
Evergreen
Gilroy
Plum Canyon
Porter Ranch
Thousand Oaks
Yorba Linda
Carlsbad
NorCal
SoCal
Laguna Niguel
One of the largest homebuilders in California
and the leading builder in several of the state’s
premier, high-growth markets
18 active selling communities and land holdings
with over 5,200 concentrated lots in 15 locations
Well-known luxury brand with a reputation for
delivering high-quality, sought-after home
product
Sizable amount of lots concentrated in a
manageable number of communities
Geographic Footprint
Highly Attractive and Proven Lot Locations in NorCal and SoCal

Toll Brothers, Inc. 9 NYSE: TOL
Shapell: Proven Historical
Operating Performance
Average Delivered Price
($ in ‘000)
Closings
(Units)
Homebuilding Revenues
($ in millions)
Source: Shapell Industries, Inc..
Shapell has consistently delivered high-
quality homes in the coastal California
markets where they build
Through the first 8 months of 2013 –
their home prices were up 13% and
revenues have already exceeded their
2012 levels
$354
$252
$272
$274
2010 2011 2012 8/31 YTD
525
357
389
347
2010 2011 2012 8/31 YTD
$675
$706
$699
$791
2010 2011 2012 8/31 YTD

Toll Brothers, Inc. 10 NYSE: TOL
Shapell: Overview of
Lots and Communities
Shapell is an active homebuilder in many of the same markets as Toll and would add immediate scale to Toll’s California Division
97.5% of Shapell’s lots have been entitled
Source: Shapell Industries, Inc..
08/31/13 Lot Breakdown By Status (08/31/13)
($ in 000s)
City Metro Area Backlog Raw Graded Finished WIP Models Total Lots Remaining
Northern California
Gale Ranch San Ramon San Francisco 55 -- 1,217 202 100 19 1,538
Alamo Creek Danville San Francisco 40 -- 159 138 46 10 353
Gilroy Gilroy San Fran - Santa Clara -- -- -- 59 -- 1 60
Evergreen San Jose San Fran - Santa Clara 13 -- -- -- 24 -- 24
Orinda Orinda San Francisco -- -- -- 22 3 -- 25
Northern California Subtotal 108 -- 1,376 421 173 30 2,000
Southern California
Porter Ranch Porter Ranch Los Angeles 41 904 746 74 47 15 1,786
Plum Canyon Santa Clarita Los Angeles 34 -- 503 100 45 8 656
Yorba Linda Yorba Linda Orange County 22 288 -- 63 31 15 397
Carlsbad Carlsbad San Diego - Carlsbad -- 305 -- -- -- -- 305
Laguna Niguel Laguna Niguel Orange County 14 -- -- 31 16 4 51
Thousand Oaks Thousand Oaks Los Angeles -- -- -- 24 -- -- 24
Southern California Subtotal 111 1,497 1,249 292 139 42 3,219
Total 219 1,497 2,625 713 312 72 5,219

III. Toll Brothers’ California Performance

Toll Brothers
America's Luxury Home Builder®

$868
$890
$696
$732
$719
$723
$997
2007
2008
2009
2010
2011
2012
2013E

Toll Brothers, Inc. 12 NYSE: TOL
Toll’s Operating Performance in
California
Toll Brothers has been successfully operating in California since 1994
In two decades, Toll has delivered 7,750 homes generating approximately $6.5 billion in revenue
Historically, California represents ~9% of consolidated annual closings
Additional investment in California is justified based on Toll’s proven success in the region and market trends
Average Delivered Price
(Deliveries: $ in ‘000)
Lots Owned and Controlled
2,208
1,802
1,236
1,299 1,286
1,000
1,616
1,398
90
90
229
97
174
2,445
2007 2008 2009 2010 2011 2012 2013E
Owned Controlled

Toll Brothers, Inc. 13 NYSE: TOL
Case Study: Investment in
Shapell Lots – Amalfi Hills
In 2012, Toll acquired two Shapell
communities (Sorrento & Positano) that
consisted of 113 Lots in Yorba Linda’s
Amalfi Hills (Orange County) for $47mm
Yorba Linda is a highly desirable housing
market with median household income of
$115k and restricted supply
Toll Brothers was able to drive pricing
from $1.3 mm to approximately $1.6 mm
in Sorrento and from $1.5 mm to
approximately $2.3 mm at Positano since
the acquisition
Toll’s pace is almost 3x as fast as originally
underwritten 18 months ago
The vast improvement in pace and price
should result in meaningful gross margin
expansion at these two communities
Toll Brothers at Amalfi Hills, Yorba Linda, CA

IV. Transaction Overview and Rationale

Toll Brothers, Inc. 15 NYSE: TOL
Overview of Transaction Financing
Total purchase price of ~$1.60 billion,
all cash, for 5,200 lots plus Shapell’s
homebuilding operations
The purchase will be financed using a
combination of equity and debt:
Equity will represent 10 – 15% of
the purchase price
Debt will represent the remaining
85 – 90% and will be comprised of
draws on our existing senior
unsecured credit facility and other
senior unsecured debt
We believe that closing will occur by the
end of the first calendar quarter of 2014

Toll Brothers, Inc. 16 NYSE: TOL
Key Acquisition Considerations
We believe +/- $100 million of cash will be on their
balance sheet at closing which we will retain plus
another $150 million will be returned in the first 6
months from WIP
We believe we will return cash of approximately $500
million from land sales within the first 18 months
Strong pro forma free cash flow will quickly reduce
incremental leverage
We underwrote the transaction based on the
underlying value of the land
We did not assume any inflation in our underwriting
We anticipate very limited goodwill and intangibles as
a result of the transaction
After the transaction is completed, we still anticipate
having more than $1 billion of available liquidity
Note:  Cash flow and asset sale estimates are management projections that are subject to material revision.
We believe it will be
accretive to earnings in
the first year, excluding
transaction costs
We believe we will
receive a significant
return of our investment
in the first 18 months
Premier coastal
California land with a
complementary luxury
brand
Very limited goodwill
and other intangibles

Toll Brothers, Inc. 17 NYSE: TOL
Competitive Advantages From
Shapell Acquisition
Bolster footprint in key proven coastal California locations that fit extremely well within Toll’s current divisional operations
Toll will own or control approximately 9,200 lots in what we believe are the best locations in California – at the corner of “Main St. and Main St.”
Complementary luxury brand with a reputation for delivery of high-quality, sought-
after home product and communities
Build upon recent success of Toll Amalfi Hills land purchase from Shapell
California housing market dynamics support incremental investment with many of
Shapell’s markets experiencing double digit price appreciation
Shapell’s seasoned management team will add capacity to Toll’s already proven local homebuilding and land development expertise
Strategic
Rationale
Financial
Rationale
We believe the transaction will be accretive to EPS in the first year of the transaction, excluding transaction costs
Toll intends to selectively sell off $500 million of land to de-lever the balance sheet, and reduce California concentration
We believe the transaction will return significant cash within 18 months of purchase

Toll Brothers
America's Luxury Home Builder®

San Francisco
Oakland
San Jose
680
580
880
280
1
2
3
4
5
6
11
12

Los Angeles
Long Beach
Huntington Beach
Anaheim
Santa Ana
Riverside
San Diego
15
5
10
8
7
9
11
12
13
6

Toll Brothers
America's Luxury Home Builder®

SHAPELL HOMES

9,200 lots

Toll Brothers, Inc. 18 NYSE: TOL
Augments Toll’s Footprint in Premier
Coastal California Locations
Property City
1
Orinda Orinda, CA
2
Alamo Creek Danville, CA
3
Gale Ranch San Ramon, CA
4
Evergreen San Jose, CA
5
Almaden Valley San Jose, CA
6
Gilroy Gilroy, CA
7
Moorpark / Chevron Moorpark, CA
8
Thousand Oaks Thousand, Oaks, CA
9
Porter Ranch Porter Ranch, CA
10
Plum Canyon Santa Clarita, CA
11
Yorba Linda
Yorba Linda, CA
Placentia, CA
12
Laguna Niquel, CA Laguna Niquel, CA
13
Carlsbad Carlsbad, CA
Property City
1
Schaefer Ranch Dublin, CA
2
The Reserve at Pleasanton Pleasanton, CA
3
Norris Canyon Estates San Ramon, CA
4
Toll Brothers at Amalfi Hills
- Positano Collection
Yorba Linda, CA
5
Toll Brothers at Baker Ranch Lake Forest, CA
6
Estilo at Rancho Mirage Rancho Mirage, CA
Toll Brothers at Alta Palm Springs, CA
8
Toll Brothers at Escala Rancho Mirage, CA
9
Toll Brothers at Arrowood – Greens Oceanside, CA
10
Toll Brothers at StoneBridge San Diego, CA
11
Toll Brothers at The Ridge Brisbane, CA
12
The Estates at Sunnyvale Sunnyvale, CA
13
The Pinnacle at Moorpark Highlands Moorpark, CA
NorCal SoCal
Toll will own or control
approximately in
premier coastal California
locations
Shapell communities are well
located in the same coastal
Northern and Southern
California markets in which
Toll operates today
Alamo Creek and Gale Ranch
are the two main Shapell
properties in Northern
California and represent
approximately 95% of the
acquired lots in that region
Plum Canyon and Porter
Ranch are the two main
Shapell properties in Southern
California and represent
approximately 75% of the
acquired lots in that region
7

Toll Brothers, Inc. 19 NYSE: TOL
Complementary Luxury Brand
Source: Company filings, TOL management and Shapell Homes Offering Memorandum.
(1) Pro Forma ADP calculated based on 4Q 2013 Toll closings  and 3 mos. ended 8/31/13 Shapell closings.
(2) Pro Forma home closings by delivered price based on FY ended 10/31/13 for Toll and the 10 months ended 8/31/2013 for Shapell.
Home Closings
(2)
PF Consolidated Toll
and Shapell
Total Closings: 4,184 Total Closings: 461 Total PF Closings: 4,645
(1)
Pro Forma ADP vs. Peers
Most Recent Quarter; Home Deliveries
Toll Standalone Shapell Standalone
$1,162
$853
$716
$703
$420
$366
$349  $345
$341
$310
$299  $298
$291
$252
TOL CA Shapell PF TOL TOL SPF TMHC NVR MDC MTH PHM KBH RYL LEN DHI

Toll Brothers, Inc. 20 NYSE: TOL
Demographics Support Incremental
Investment in California
Source: California Building Industry Association, U.S. Census Bureau.
From 1970 to 2006, California averaged over 177,000
annual housing starts per year
During the downturn from 2007 to 2012, starts
plummeted 66% to under 61,000 starts per year
California needs to build an additional ~700,000 units,
or 4-years worth of supply, just to catch up from the
downturn and return to its 35+ year average of annual
housing starts
Annual California Housing Starts from 1970 – 2012 Distribution of Household Income
Based on households with greater than $100,000 in income
In 2012, California had 3.45 million households
with incomes greater than $100,000, nearly a
third of all households
13.2% or 1.65 million California households earn
more than $150,000, versus 9.5% of households
nationwide
$100,000 -
$124,999, 32%
$125,000 -
$149,999, 20%
$150,000 -
$199,999, 23%
$200,000 +, 25%
177,765/yr.
60,990/yr.
700,650
1970-2006 2007-2012 6 Year Shortfall
2007-2012

Toll Brothers, Inc. 21 NYSE: TOL
Toll’s Conservative Long Term
Leverage Strategy Remains in Place
Toll’s conservative long term
leverage strategy will remain in
place after this transaction
We believe our liquidity and
balance sheet were helpful in
winning this bid
While our leverage ratios will
rise at closing, we believe the
return of cash from Shapell’s
operations and from our land
sales will help our leverage
return to historical levels quickly

Toll Brothers, Inc. 22 NYSE: TOL
We are very excited, and honored that the
Shapell family has chosen Toll Brothers to
continue on with their legacy
This is a one-of-a-kind coastal California
land portfolio that dovetails perfectly with
our own footprint
We have proven historical success in
California markets
We believe the transaction will be
accretive to income and operating
margins, excluding transaction costs, and
we assumed no inflation in our
underwriting
This is the right acquisition at the right
time in the right location for Toll Brothers
Conclusion